EXHIBIT 99.1
NOVAVAX APPOINTS INTERIM CFO
Jeffrey W. Church Resigns as Chief Financial Officer
ROCKVILLE, MD (April 5, 2007) – Novavax Inc. today appointed Len Stigliano as interim Chief Financial Officer to replace Jeffrey W. Church, who is leaving later this month to accept a position with another company.
“We are very disappointed to lose Jeff, but we respect his personal decision,” said Novavax President and Chief Executive Officer Dr. Rahul Singhvi. “I am confident that Len has the experience to serve the company well until a permanent replacement is found.” Dr. Singhvi said a formal search would begin immediately.
Stigliano, a partner in the Philadelphia office of the executive services firm Tatum LLC, has held CFO and general management positions in a number of publicly traded life sciences companies. A graduate of Rutgers University with an MBA from Pace University, Stigliano began his career in 1975 at USV Pharmaceuticals, which was part of Revlon’s Healthcare Group.
More recently, Stigliano was president and chief operating officer at Omnicare Clinical Research, a global clinical research organization. Prior to Omnicare, he served as chief financial officer of IBAH Inc., which was acquired by Omnicare in 1998.
About Novavax
Novavax Inc. (NASDAQ: NVAX) is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax's particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.